Exhibit A to Sublicense Agreement dated September 20, 2017

List of Bloomberg Indexes

Effective September 16, 2021

Beta Advantage® Multi-Sector Bond Index

Beta Advantage® Municipal Bond Index

Beta Advantage® Short Term Bond Index

IN WITNESS WHEREOF, the parties hereto have caused the forgoing Schedule A to be duly executed as of September 16, 2021.

Columbia Management Investment Advisers, LLC		Columbia ETF Trust I

By:	/s/ Michael G. Clarke	By:	/s/ Daniel J. Beckman
Name:	Michael G. Clarke	Name:	Daniel J. Beckman
Title:	Vice President, Head of North America Operations and Co-Head of Global Operations	Title:	President